UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2014

UNITED COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Indiana	0-54876	80-0694246
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

92 Walnut Street, Lawrenceburg, Indiana 47025

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (812) 537-4822

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          As previously announced, on June 30, 2014 William F. Ritzmann retired as President and Chief Executive Officer of United Community Bancorp (the “Company’) and United Community Bank (the “Bank”). Elmer G. McLaughlin who was Executive Vice President and Chief Operating Officer of the Company and the Bank and became the President and Chief Executive Officer of the Company and the Bank, effective July 1, 2014. Mr. Ritzmann will remain a director of the Company and the Bank.

(c)          On June 26, 2014, the Boards of Directors of the Company and the Bank, appointed W. Michael McLaughlin as Executive Vice President, Chief Operating Officer and Corporate Secretary effective July 1, 2014.

Mr. McLaughlin, age 55, has served as Senior Vice President, Operations of the Bank since 1983, including with Perpetual Federal prior to the merger of Perpetual Federal Savings and Loan Association and Progressive Federal Savings Bank to form United Community Bank on April 12, 1999. Mr. McLaughlin is the brother of Elmer G. McLaughlin who is currently Executive Vice President and Chief Operating Officer of the Company and the Bank and will be the President and Chief Executive Officer of the Company and the Bank, effective July 1, 2014.

The Bank has an employee loan program whereby employees, including Mr. McLaughlin, may obtain loans with preferential interest rates compared to those prevailing at the time for comparable loans with persons not related to the Bank. The following information is for outstanding loans made by United Community Bank to Mr. McLaughlin under the United Community Bank employee loan program as of May 31, 2014.

	Largest Aggregate Principal Outstanding for 2013 ($)	Principal Outstanding at May 31, 2014 ($)	Principal Paid During 2013 ($)	Interest Paid During 2013 ($)	Interest Rate Payable (%)

Loan A	76,018	55,669	14,742	515.583
Loan B	55,511	55,366	9,131	365.533
Loan C	45,670	41,365	36,535	303.533
Total		152,400

For more information, reference is made to the Company’s press release dated June 26, 2014, a copy of which is attached to this Report as Exhibit 99.1 and is furnished herewith.

(e)          On June 26, 2014, the Board of Directors of the Company entered into an employment agreements with Elmer G. McLaughlin in connection with his new role as President and Chief Executive Officer of the Company, effective July 1, 2014, and W. Michael McLaughlin, as Executive Vice President, Chief Operating Officer and Secretary of the Company and an amended and restated employment agreement with Vicki A. March, as Senior Vice President, Chief Financial Officer and Treasurer of the Company.

Under the employment agreements Elmer G. McLaughlin and W. Michael McLaughlin will receive an annual base salary of $175,000 and $128,000, respectively, and Ms. March will receive an annual base salary of $106,500. The executives’ salary will be subject to annual review. The agreements also address participation in incentive compensation, bonus plans or arrangements, vacation, insurance and other fringe benefits.

The employment agreements have an initial term ending on June 30, 2017 for Elmer G. McLaughlin and W. Michael McLaughlin and June 30, 2016 for Ms. March. On or before each anniversary of the employment agreements, the board of directors may extend the agreement for an additional year so that the remaining term is three years for Elmer G. McLaughlin and W. Michael McLaughlin, and two years for Ms. March, unless the Company or executive elects not to extend the term of the agreement by giving written notice at least 30 days prior to the anniversary date of the agreement.

Under the employment agreements, if the executives’ employment is terminated for “cause,” as that term is defined in the agreements, they will not receive any compensation for any period of time after the termination date. If they are terminated without cause, they will receive a lump sum amount, within ten (10) days of their termination, equal to the base salary that would have been paid to them through the expiration of the term of the agreement, at the annual rate of salary in effect at the time of termination, plus a cash bonus equal to the cash bonus, if any, paid to them in the twelve month period prior to the termination of employment. In addition, the Company shall continue to provide to the executives, at its expense, health, life, disability and other benefits substantially equal to those being provided to the executives at the date of termination of their employment until the earliest to occur of the expiration of the term of the employment agreements or the date on which the executives are included in another employer’s benefit plans as a full-time employee.

If the Company, or its successor, terminate the executives’ employment during the term of the employment agreements following a change in control or if the executives voluntarily terminate employment with the Company, or its successor, during the term of the agreements for “good reason” (as described in the employment agreements) following a change in control, they will receive a lump sum severance benefit equal to 2.99 times their “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code. In addition, the Company shall continue to provide to the executives, at its expense, health, life, disability and other benefits substantially equal to those being provided to them at the date of termination of their employment until the earliest to occur of the expiration of the term of the employment agreements or the date on which the executives are included in another employer’s benefit plans as a full-time employee.

 Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Number	Description

99.1	Press Release dated June 26, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANCORP

Date July 2, 2014	By:	/s/ Elmer G. McLaughlin
Elmer G. McLaughlin
President and Chief Executive Officer